Exhibit 10.40

Respironics, Inc. Profit Sharing Program Summary

The Company’s Profit Sharing Program is designed primarily to give all associates an opportunity to share in the collective success of the Company. These bonuses are paid to the extent that the Company exceeds its annual net income per share plan. Executive Officers participate in this program and can receive annual bonuses of up to 10% of their base pay, with the potential for larger payouts based on the degree to which the Company exceeds its annual net income per share plan. Profit Sharing bonuses are generally paid within 90 days after the end of each fiscal year.